Exhibit 99.1

May 13, 2024

To:	Galleinphi Inc.

No. 10, Xixi Wetland, Yuhang District,
Hangzhou City, Zhejiang Province, 310000
People’s Republic of China

Re:	Opinion regarding Certain PRC Law Matters

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this legal opinion, excluding the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan region) and as such are qualified to issue legal opinions on the PRC laws, regulations and/or rules effective on the date hereof (the “PRC Laws”).

We are acting as the PRC counsel of Galleinphi Inc. (the “Company”), a company incorporated with limited liability under the laws of the Cayman Islands, solely in connection with (i) the proposed initial public offering (the “Offering”) of the Company’s ordinary shares, par value US$ 0.01 per share (the “Ordinary Shares”), of the Company as set forth in the Company’s registration statement on Form F-1 (the “Registration Statement”)filed with the U.S. Securities and Exchange Commission (the “SEC”), including all amendments or supplements thereto, and (ii) the Company’s proposed listing of the Ordinary Shares on the Nasdaq Capital Market.

For the purpose of this opinion, (A) “PRC Authorities” means any national, provincial or local governmental, regulatory, legislative or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC; (B) “Governmental Authorizations” means all approvals, consents, waivers, sanctions, certificates, authorizations, filings, registrations, exemptions, permissions, annual inspections, qualifications and licenses required by any PRC Authorities pursuant to any PRC Laws; (C) “WFOE” means the wholly-foreign owned enterprise incorporated by the Company in the PRC, to wit, the Jingdezhen Jiajing Kaiyue Technology Co., Ltd.; (D) “VIE” means the variable interest entities incorporated in the PRC, to wit, the Galle Technology Co., Ltd., a domestic company incorporated under the PRC Laws; (E) “VIE Agreements” means the agreements described under the caption “Contractual Arrangements with the VIE and Their Shareholders” throughout the Registration Statement; (F) “M&A Rules” means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was issued by six PRC regulatory agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”) and the State Administration for Foreign Exchange, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009; (G) “Prospectus” mean the prospectus, including all amendments or supplements thereto, which forms parts of the Registration Statement; and (H) “Trial Measures” means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises (《境内企业境外发行证券和上市管理试行办法》), which were published by the China Securities Regulatory Commission (the “CSRC”) on February 17, 2023 and has became effective on March 31, 2023.

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During performance of our legal service, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of documents provided to us by the Company, the WFOE and the VIE, and such other documents, corporate record-filings, certificates, Governmental Authorizations and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including, without limitation, originals or copies of the agreements listed in Appendix A hereof (the “VIE Agreements”) and the certificates issued by the PRC Authorities and officers of the Company (collectively, the “Documents”).

In reviewing the Documents and for the purpose of rendering this opinion, we have assumed without further inquiry: (A) the genuineness of all the signatures, seals and chops affixed on all the Documents; (B) the authenticity of the Documents submitted to us as originals and the conformity with authentic originals of the Documents provided to us as copies and the authenticity of such originals; (C) the truthfulness, accuracy, completeness and fairness of the Documents, as well as all factual statements contained in the Documents; (D) the Documents provided to us remain in full force and effect up to the date of this opinion and none of the Documents have been revoked, amended, varied or supplemented except as otherwise indicated in such Documents; (E) that all information (including factual statements in any form) provided to us by the Company, the WFOE and the VIE in response to our enquiries for the purpose of this opinion and in relation to any of the Documents is true, accurate, complete and not misleading, and that the Company, the WFOE and the VIE have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part; (F) that all parties have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties and have duly executed, delivered, performed, and all parties will duly perform their obligations under all the Documents to which they are parties; (G) that all Governmental Authorizations and other official statement or documentation were obtained from competent PRC Authorities by lawful means in due course; (H) that all the Documents are legal, valid, binding and enforceable under all such laws governing or relating to them, other than PRC Laws; and (I) that this opinion is limited to matters of the PRC Laws effective as the date hereof. We have not investigated, and we do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction.

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, from PRC legal prospective:

(i)	The M&A Rules, among other things, purport to require an overseas special purpose vehicle formed for listing purposes through acquisition of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. In September 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by a special purpose vehicle seeking the CSRC approval of its overseas listing. However, the application of the M&A Rules remains unclear. The CSRC has not issued any definitive rules or interpretations concerning whether offerings like this Offering are subject to the M&A Rules. Based on our understanding of the PRC Laws (including the M&A Rules), a prior approval from the CSRC is not required for this Offering, given that (a) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under the Prospectus are subject to this regulation; and (b) the WFOE were incorporated by means of direct investment rather than by merger with or acquisition of PRC domestic companies; and (c) no explicit provision in the M&A Rules classifies the respective contractual arrangements between the WFOE, the VIE and its equity holders as a type of acquisition transaction falling under the M&A Rules. However, uncertainties still exist as to how the M&A Rules will be interpreted or implemented and our opinion stated above is subject to any new laws, rules and regulations or detailed implementation rules and interpretations in any form relating to the M&A Rules.

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(ii)	Trial Measures. According to the Trial Measures which became effective on March 31, 2023, Chinese-based companies, or the issuer, shall fulfill the filing procedures within three working days after the issuer makes an application for initial public offering and listing in an overseas market. In addition, an overseas offering and listing is prohibited under any of the following circumstances: (1) if the intended securities offering and listing is specifically prohibited by national laws and regulations and relevant provisions; (2) if the intended securities offering and listing may constitute a threat to or endangers national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) if, in the past three years, the domestic enterprise or its controlling shareholders or actual controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy, or are currently under judicial investigation for suspicion of criminal offenses, or are under investigation for suspicion of major violations; (4) if, the domestic enterprise is being investigated according to law due to suspected crimes or major violations of laws and regulations, and there is no clear conclusion; (5) if there are material ownership disputes over the equity of the controlling shareholder or shareholders controlled by controlling shareholders and actual controllers. The Trial Measures define the legal liabilities of breaches such as failure in fulfilling filing obligations or fraudulent filing conducts, imposing a fine between RMB 1 million and RMB 10 million. Based on our understanding of the Trial Measures, the Company need to comply with the filing requirements and make the filings. Otherwise, the Company will face corresponding penalties.

(iii)	Based on our understanding of the current PRC Laws, (a) the ownership structures of the WFOE and the VIE, both currently and immediately after giving effect to the Offering, does not and will not violate applicable PRC Laws; and (b) each of the VIE Agreements is legal, valid, binding and enforceable in accordance with its terms and applicable PRC Laws. However, there are substantial uncertainties regarding the interpretation and application of current and future PRC Laws, regulations and rules. There can be no assurance that all of the PRC Authorities will take a view that is in conformity to or otherwise different from our opinion stated above.

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(iv)	The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. There are no treaties or other forms of reciprocity between China and the United States, or China and the Cayman Islands for the mutual recognition and enforcement of court judgments, thus making the recognition and enforcement of a U.S. court judgment is difficult in China. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(v)	As of the date hereof, the discussions of PRC taxation in the Prospectus are true and accurate based on our understanding of the current PRC Laws, and the statements regarding PRC laws and regulations and respective legal conclusions in the Registration Statement under the caption “Taxation” constitute our opinion under the PRC Laws.

(vi)	All statements set forth in the Registration Statement in the cover page as well as under the captions “Prospectus Summary”, “Risk Factors”, “Enforceability of Civil Liabilities”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Dividend Policy”, “Use of Proceeds”, “Business”, “Regulations”, “Taxation”, and “Legal Matters” and elsewhere insofar, in each case insofar as such statements describe or summarize PRC legal or regulatory matters, are true and accurate in all material aspects, and did not misleading or omit any material fact necessary to make the statements.

This opinion is subject to the following qualifications:

(i)	Regarding the validity and enforceability of a contract, this opinion is subject to (a) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally; (b) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights; (c) certain equitable, legal or statutory principles affecting the validity and enforceability of contractual rights generally under concepts of public interest, state interest, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (d) any circumstance in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, unlawful, fraudulent, coercionary at the conclusions thereof; and (e) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process.

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(ii)	This opinion is subject to the discretion of any of the PRC Authorities in exercising their authority in the PRC in connection with the interpretation, implementation and application of relevant PRC laws, regulations and rules.

(iii)	This opinion relates only to PRC Laws in effective on the date hereof and there is no assurance that any of such PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended, revoked or replaced in the immediate future or in the longer term with or without retrospective effect.

(iv)	This opinion is rendered only with respect to the PRC Laws, and we express no opinion as to any laws, regulations or rules other than PRC Laws.

(v)	This opinion is intended to be used in the context which is specially referred to herein and each section should be considered as a whole and no part should be extracted and referred to independently.

This opinion is rendered in our capacity as the Company’s PRC legal counsel solely for the purpose of and in connection with the Registration Statement submitted to the U.S. Securities and Exchange Commission on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to the Registration Statement if necessary, and to the use of our firm’s name in the cover page as well as under the captions “Prospectus Summary”, “Risk Factors”, “Enforceability of Civil Liabilities”, “Business”, “Regulations”, “Taxation” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Beijing DOCVIT Law Firm

Beijing DOCVIT Law Firm

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